10f-3 REPORT

SMITH BARNEY INCOME FUNDS
SMITH BARNEY DIVIDEND AND INCOME FUND

August 1, 2004 through January 31, 2005

	         Trade	      Selling		                % of
Issuer	         Date	      Dealer	      Amount   Price	Issue(1)

Dresser Rand  	  10/14/2004  Morgan Stanley  $50,000  $100.000	1.57A
Group Inc. 7.375%
due 11/1/2014






(1) Represents purchases by all affiliated funds and discretionary accounts;
     may not exceed 25% of the principal amount of the offering.

A-Includes purchases of $6,540,000 by other Smith Barney
Mutual Funds.